Exhibit 4.122

Trust Deed

1.	I, Zhang Ying Nan (my PRC identity number is 131082197411220566), whose address is No.201, Unit 5, Building 7, Zhong Ta Yuan Residential, Hai Dian District, Beijing, am the shareholder of 50% of the equity in Beijing Bo Xun Rong Tong Information and Technology Co., Ltd. I hereby state that, I, the trustee of Gainfirst Asia Limited (hereinafter the “Beneficiary”, the registered address is OMC Chambers, P.O. Box 3152, Road Town, Torrola, British Virgin Islands), hold the said equity for the Beneficiary or its successor.

2.	I will, upon the Beneficiary’s instruction, dispose the said equity and the voting right thereof, or elect or replace the Director or/and Executive Director in any case.

3.	I irrevocably trust the Beneficiary or its successor, fully on my behalf, to complete and deliver all the documents regarding the equity transfer in any time or way considered appropriate by the Beneficiary or its successor.

4.	The effectiveness, construction or performance of this Trust Deed shall be governed by the law of Hong Kong Special Administrative Region.

Signature:
Name: Zhang Ying Nan
Date: 24 July 2006

The person executed hereunder witnessed Zhang Ying Nan to execute this Trust Deed:

Signature:
Name: Zhou Mingzhe